FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR'S REPORT

HARBOR POINTE, L.P.

DECEMBER 31, 2009

HARBOR POINTE, L.P.

PAILET, MEUNIER and LeBLANC, L.L.P.
Certified Public Accountants
Management Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners Harbor Pointe, L.P.

We have audited the accompanying balance sheet of Harbor Pointe, L.P., as of December 31, 2009 and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harbor Pointe, L.P. as of December 31, 2009 and the results of its operations, changes in partners' capital and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Pailet, Meunier, and LeBlanc, L.L.P.

Metairie, Louisiana
March 2, 2010

3421 N. Causeway Blvd., Suite 701 • Metairie, LA 70002 • Telephone (504) 837-0770 • Fax (504) 837-7102
201 St. Charles Ave., Ste. 2500 • New Orleans, LA 70170 • Telephone (504) 599-5905 • Fax (504) 837-7102
www.pmlcpa.com

Member of
IGAF Member Firms in Principal Cities • PCAOB - Public Company Accounting Oversight Board
AICPA: Center for Public Company Audit Firms (SEC) • Governmental Audit Quality Center • Private Companies Practice Section (PCPS)

HARBOR POINTE, L.P.

BALANCE SHEET

DECEMBER 31, 2009

ASSETS
Property and equipment, at cost
Land	$293,689
Land improvements	533,292
Building	3,259,695
Equipment	225,226
4,311,902
Accumulated depreciation	(895,372)
Property and equipment, net	3,416,530

Other assets
Cash, operating	25,002
Tax and insurance escrow	14,637
Tenant security deposits	10,917
Prepaid expenses	537
Required reserves	235,604
Monitoring fee, net of accumulated amortization	15,107
Total other assets	301,804
Total assets	$3,718,334

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable and accrued expenses	$200
Accrued real estate taxes	4,748
Prepaid rents	583
Current portion mortgage payable	12,648
Tenant security deposits	10,917
Total current liabilities	29,096
Other liabilities
State Home mortgage, net of current portion	2,043,370
Total liabilities	2,072,466
Partners' equity	1,645,868
Total Liabilities and Partners' Capital	$3,718,334

See auditors' report and accompanying notes

HARBOR POINTE, L.P.

STATEMENT OF OPERATIONS

DECEMBER 31, 2009

Income from rental operations
Gross rent potential	$240,586
Vacancies and rental concessions	(5,914)
Other rental income	1,558
Total Revenue	236,230

Operating expenses
Management fees	22,680
Repairs and maintenance	27,592
Salaries	42,298
Utilities	15,747
Real estate taxes	39,079
Insurance	7,597
Administrative	30,062
Total Operating Expenses	185,055

Net rental operating income	51,175

Other income (expenses)
Interest income	1,396
Depreciation and amortization	(141,411)
Asset management fee	(1,856)
Interest	(21,516)
Total other income (expenses)	(163,387)

Net loss	$(112,212)

See auditors' report and accompanying notes

HARBOR POINTE, L.P.

STATEMENT OF CHANGES IN PARTNERS' CAPITAL

DECEMBER 31, 2009

			Total
	General	Limited	Partners'
	Partner	Partners	Capital

Balance - January 1, 2009	$(53)	$1,758,133	$1,758,080

Net Loss	(11)	(112,201)	(112,212)

Balance - December 31, 2009	$(64)	$1,645,932	$ S 1,645,868

See auditors' report and accompanying notes

HARBOR POINTE, L.P.

STATEMENT OF CASH FLOWS

DECEMBER 31, 2009

Cash flows from operating activities:
Net Loss	$(112,212)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	141,411
(Increase) decrease in accounts receivable	200
(Increase) decrease in prepaid expenses	(21)
Increase (decrease) in accounts payable and accrued expenses	(23)
Increase (decrease) in security deposits payable	(466)
Increase (decrease) in prepaid rent	275
Total adjustments	141,376
Net cash provided (used) by operating activities	29,164

Cash flows from investing activities:
Investment in rental property	(207)
(Deposit) withdrawal tax and insurance escrow	(198)
(Deposit) withdrawal required reserve	(14,960)
(Deposit) withdrawal security deposit account	466
Net cash provided (used) by investing activities	(14,899)
Cash flows from financing activities:
Payment on construction loan	(1)
Principal payments on State Home loan	(18,150)
Payment to developer	(3,149)
Net cash provided (used) by financing activities	(21,300)

Net increase (decrease) in cash and equivalents	(7,035)
Cash and equivalents, beginning of year	32,037

Cash and equivalents, end of year	$25.002

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest Expense	$21.516

See auditors' report and accompanying notes

HARBOR POINTE, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009

NOTE A - NATURE OF OPERATIONS

Harbor Pointe, L.P. (the "Partnership") was formed in 2001 under the laws of the State of Georgia for the purpose of constructing and operating a 56-unit apartment community, known as Harbor Pointe, and located in Tifton, Georgia.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following significant accounting policies have been followed in the preparation of the financial statements:

Accounting Standards Codification

The Financial Accounting Standards Board ("FASB ASC") became the sole authoritative source of generally accepted accounting principles in the United States of America for periods ending after September 15, 2009. The FASB ASC incorporates all authoritative literature previously issued by a standard setter. Adoption of the FASB ASC has no effect on the Partnership's financial position, results from operations, partners' equity, or cash flows. References to the authoritative accounting literature in the notes to the financial statements are to the FASB ASC.

Basis of accounting

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less at the acquisition date. Restricted cash is not considered cash equivalents.

Concentration of credit risk

The Partnership places its temporary cash investments with high credit quality financial institutions. At times, the account balances may exceed the institution's federally insured limits. The Partnership has not experienced any losses in such accounts.

Revenue recognition

Rental revenue attributable to residential leases is recorded when due from residents, generally upon the first day of each month. Rental payments received in advance are deferred until earned. All leases between the Partnership and tenants of the property are operating leases.

HARBOR POINTE, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Fixed assets

Property and equipment are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations using the straight-line method over their estimated service lives of 40 years for buildings, 5 to 10 years for equipment, and 15 years for land improvements. Depreciation expense for the year ended December 31, 2009 was $139,651.

Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in income.

Intangible assets

Compliance monitoring fees have been recorded at cost. Amortization has been provided for using the straight-line method over 15 years. Amortization expense for the year ended December 31, 2009 was $1,760. As of December 31, 2009, accumulated amortization was $11,293.

Impairment of long-lived assets

The Partnership reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived asset is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2009.

Tenant Rent Receivables

Management considers tenant rent receivables to be fully collectible; accordingly, no allowance for doubtful accounts is required. Uncollectible rent receivables are charged to operations upon management's determination that collection of the receivable is unlikely.

HARBOR POINTE, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

Incomes or loss of the Partnership is allocated 0.01% to the general partner and 99.99% to the limited partner. No income tax provision has been included in the financial statements since profit or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

On January 1, 2009, the Partnership applied the guidance on accounting for uncertain tax provisions in FASB ASC 740, Income Taxes. The Partnership is no longer subject to income tax examinations for calendar years prior to 2006.

NOTE C - REQUIRED RESERVES

In accordance with the provisions of the mortgage agreement, certain reserves are required to be established to be used for property replacement, budgeted expense items and loan payments as follows:

Excess operating reserve	$68,686
Replacement reserve	65,314
Operating deficit reserve	99,596
Rent-up reserve	2,008
Total	$235,604

NOTE D - MORTGAGE PAYABLE

The Partnership has a mortgage note with the Georgia Department of Community Affairs (State Home Bank) in the original amount of $2,141,000 secured by a deed of trust on the rental property. The mortgage bears an interest rate of 1% per annum with monthly installments of $3,121 for 300 months, maturing December 1, 2024. The remaining principal balance at December 31, 2009, amounted to $2,056,018.

Aggregate annual maturities for the mortgage payable over each of the next five years are as follows:

December 31, 2010	$12,648
2011	12,775
2012	12,903
2013	13,033
2014	12,661
and thereafter	1,991,998
Total	$2,056,018

HARBOR POINTE, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009

NOTE E - MANAGEMENT FEES

The Partnership is managed by Boyd Management, Inc., pursuant to an agreement effective December 2004 and renewed in September 2008. During the year ended December 31, 2009, Boyd Management, Inc. earned management fees of $22,680, and management fees payable amounted to $180 at December 31, 2009.

NOTE F - RELATED PARTY TRANSACTIONS

Development Fees

The developer, an affiliate of the general partner of the Partnership, received a developer's fee of $574,000 for its services during the development and construction of the Project. The fee was paid in installments as defined in the development agreement. During the year ended December 31, 2009, the remaining balance of $3,149 was paid. The developer's fee was capitalized into the building basis.

Asset Management Fee

The Partnership shall pay to the limited partner an asset management fee equal to $1,000. The fee shall be paid annually; provided however, that if in any year operating income is insufficient to pay the full $1,000, the unpaid portion thereof shall accrue and be payable on a cumulative basis in the first year in which there is sufficient net operating income. The Partnership incurred fees of $1,856 for the year ended December 31, 2009.

Incentive Management Fee

The Partnership shall pay to the general partner an incentive management fee equal to $500. The fee shall be paid annually; provided however, that if in any year operating income is insufficient to pay the full $500, the unpaid portion shall not accrue for payment in subsequent years. No incentive management fee was incurred for the year ended December 31, 2009.

Tax Credit Compliance Fee

The Partnership shall pay to the general partner a tax credit compliance fee equal to $500. The fee shall be paid annually; provided however, that if in any year operating income is insufficient to pay the full $500, the unpaid portion shall not accrue for payment in subsequent years. No tax credit compliance fee was incurred for the year ended December 31, 2009.

NOTE G - PARTNERSHIP PROFITS, LOSSES AND DISTRIBUTIONS

Operating profits and losses are allocated 99.99% to the limited partners and .01% to the general partner. Tax credits are to be allocated 99.99% to the limited partners and .01% to the general partner. Profit or loss and cash distributions from sales of property will be allocated as formulated in the partnership agreement.

HARBOR POINTE, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009

NOTE H - COMMITMENTS AND CONTINGENCIES

As incentive for investment equity, the Partnership applied for and received an allocation certificate for housing tax credits established by the Tax Reform Act of 1986. To qualify for the tax credits, the Partnership must meet certain requirements, including attaining a qualified basis sufficient to support the credit allocation. In addition, tenant eligibility and rental charges are restricted in accordance with Internal Revenue Code Section 42. Management has certified that each tax credit unit has met these qualifications to allow the credits allocated to each unit to be claimed.

Compliance with these regulations must be maintained in each of the fifteen consecutive years of the compliance period. Failure to maintain compliance with occupant eligibility, unit gross rent, or to correct noncompliance within a reasonable time period could result in recapture of previously claimed tax credits plus interest.

NOTE I - SUBSEQUENT EVENTS

FASB ASC 855, Subsequent Events, addresses events which occur after the balance sheet date but before the issuance of financial statements. An entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that existed after the balance sheet date. Additionally, Topic 855 requires disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued or were available to be issued. Management evaluated the activity of Harbor Pointe, L.P. through March 2, 2010, the date the financial statements were issued, and concluded that no subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements.